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                                                                   EXHIBIT 10.63



                              EMPLOYMENT AGREEMENT

                  This Employment Agreement (this "Agreement") is made and entered into this 18th day of May, 1999 (the "Execution Date"), to be effective as of March 15, 1999 (the "Effective Date"), between Chancellor Media Corporation, a Delaware corporation (the "Company"), Chancellor Media Corporation of Los Angeles, a Delaware corporation ("Los Angeles"), and D. Geoffrey Armstrong (the "Executive"), residing at 4301 Michaels Cove, Austin, Texas 78746.

                              W I T N E S S E T H:

                  WHEREAS, the Company has a need for executive management services;

                  WHEREAS, the Executive is qualified and willing to render such services to the Company;

                  WHEREAS, the parties hereto desire to enter into an employment agreement for the services of the Executive on the terms and conditions set forth in this Agreement;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

1.       DEFINITIONS

                  The following terms used in this Agreement shall have the meaning specified below unless the context clearly indicates the contrary:

                  "Annual Bonus" shall mean the annual incentive bonus payable to the Executive described in Section 4.

                  "Base Salary" shall mean the annual base salary payable to the Executive at the rate set forth in Section 4.

                  "Board" shall mean the Board of Directors of the Company.

                  "Cause" shall mean the Executive's (a) habitual neglect of his material duties or failure to perform his material obligations under this Agreement, (b) refusal or failure to follow lawful directives of the Board, (c) commission of an act of fraud, theft or embezzlement, or (d) conviction of a felony or other crime involving moral turpitude; provided, however, that the Company shall give the Executive written notice of any actions alleged to constitute Cause under subsections (a) and (b) above, and the Executive shall have a reasonable opportunity (as specified by the Compensation Committee) to cure any such alleged Cause.


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                  "Change in Control" shall mean (a) the sale, lease or other transfer of all or substantially all of the assets of the Company to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); (b) the adoption by the stockholders of the Company of a plan relating to the liquidation or dissolution of the Company; (c) the merger or consolidation of the Company with or into another entity or the merger of another entity into the Company or any subsidiary thereof with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction (or their Related Parties) directly and indirectly hold less than fifty percent (50%) of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the entity surviving such merger or consolidation; (d) the acquisition by any person or group of more than fifty percent (50%) of the direct and indirect voting power of all securities of the Company generally entitled to vote in the election of directors of the Company; or (e) the majority of the Board's being composed of members who (i) have served less than twelve (12) months and (ii) were not approved by a majority of the Board at the time of their election or appointment.

                  "Change in Operations" shall mean a change in the business operating strategies of the Company (e.g., material cost controls or other material restrictions on the Company's ability to increase its gross revenues) which are imposed upon the Executive without his consent, and, in his reasonable judgment, are fundamentally different from the business operating strategies in effect at the Company on the Effective Date; provided, however, any expansion of the Company's business into other media businesses, including, without limitation, radio stations in small- or medium-sized markets, television, outdoor advertising, internet related activities and international media opportunities, shall not constitute a Change in Operations. Any dispute as to whether a Change of Operations has occurred shall be resolved pursuant to
Section 14.

                  "Common Stock" shall mean $0.01 par value common stock of the Company.

                  "Compensation Committee" shall mean the Compensation Committee of the Board.

                  "Consumer Price Index" shall mean the Consumer Price Index for All Urban Consumers (1982-84=100) for all cities as reported by the United States Bureau of Labor Statistics.

                  "Contract Payments" shall have the meaning ascribed to such term in Section 17.

                  "Contract Year" shall mean each twelve (12) consecutive month period during the Employment Term which begins on the Effective Date and each annual anniversary thereof.


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                  "Employment Term" shall mean the period beginning on the
Effective Date and ending on the close of business on the effective date of the Executive's termination of employment with the Company.

                  "Expiration Date" shall have the meaning ascribed to such term in Section 2.

                  "Good Reason" shall mean (a) the Company's material breach of any provision hereof; (b) the Executive's no longer directly reporting to the Office of the Chairman; (c) any material adverse change in the Executive's job responsibilities, duties, functions, status, offices, title, perquisites or support staff; (d) relocation of the Executive's regular work address by more than twenty (20) miles without his consent; (e) a Change in Operations; or (f) a Change in Control; provided, however, that the Executive shall give the Company written notice of any actions (other than those set out in subsections (e) or (f) above) alleged to constitute Good Reason and the Company shall have a reasonable opportunity to cure any such alleged Good Reason.

                  "Gross-Up Payment" shall have the meaning ascribed to such term in Section 17.

                  "Indemnification Agreement" shall mean the Indemnification Agreement between the Company, Los Angeles and the Executive, to be effective as of the Effective Date.

                  "Non-Solicitation Period" shall have the meaning ascribed to such term in Section 6(c).

                  "Option Agreement" shall mean the form of Non-Qualified Stock Option Agreement attached hereto as Exhibit A to be entered into between the Executive and the Company pursuant to which an Option is granted to the Executive.

                  "Option Plan" shall mean the Chancellor Media Corporation 1999 Stock Option Plan, as amended from time to time, and any successor thereto.

                  "Options" shall mean the non-qualified stock options to be granted to the Executive pursuant to Section 4(c) hereof.

                  "Other Payments" shall have the meaning ascribed to such term in Section 17.

                  "Payments" shall have the meaning ascribed to such term in
Section 17.

                  "Permanent Disability" shall mean the Executive's inability to perform the duties contemplated by this Agreement by reason of a physical or mental disability or infirmity which has continued for more than ninety (90) working days (excluding vacation) in any twelve (12) consecutive month period as determined by the Board. The Executive agrees to submit such medical evidence regarding such disability or infirmity as is reasonably requested by the Board.


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                  "Related Parties" shall mean with respect to any person (a)
the spouse and lineal ascendants and descendants of such person, and any sibling of any of such persons and (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an eighty percent (80%) or more controlling interest of which consist of persons referred to in subsection (a) above.

                  "Termination of Employment" shall mean the first to occur of the following events:

                           (a) the date of death of the Executive;

                           (b) the effective date specified in the Company's
                  written notice to the Executive of the termination of his employment as a result of his Permanent Disability, which effective date shall not be earlier than the ninety-first
                  (91st) working day (excluding vacation) following the commencement of the Executive's inability to perform his duties hereunder;

                           (c) the effective date specified in the Company's
                  written notice to the Executive of the Company's termination of his employment without Cause;

                           (d) the effective date specified in the Company's
                  written notice to the Executive of the Company's termination of his employment for Cause;

                           (e) the effective date specified in the Executive's
                  written notice to the Company of the Executive's termination of his employment for Good Reason;

                           (f) the effective date specified in the Executive's
                  written notice to the Company of the Executive's termination of his employment without Good Reason; and

                           (g) the date the Executive's employment terminates
                  pursuant to Section 2.

                  "Termination without Cause" shall mean a termination by the Company of the Executive's employment without Cause.

2.       EMPLOYMENT

                  The Company agrees to employ the Executive, and the Executive agrees to provide services to the Company, from the date of this Agreement until the close of business on the fifth anniversary of the Effective Date (the "Expiration Date"), unless the Executive's employment is earlier terminated pursuant to a Termination of Employment. The Executive will serve the Company subject to the general supervision, advice and


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direction of the Board and the Office of the Chairman and upon the terms and conditions set forth in this Agreement.

3.       TITLE AND DUTIES

                  (a) The Executive shall hold the positions of Executive Vice President and Chief Financial Officer of the Company. During the Employment Term, the Executive shall have such authority and duties as are usual and customary for such positions, and shall perform such additional services and duties as the Board may from time to time designate consistent with such positions.

                  (b) The Executive shall report solely to the Office of the Chairman.

                  (c) The Executive shall devote his full business time and best efforts to the business affairs of the Company; provided, however, that the Executive may devote reasonable time and attention to:

                           (i) serving as a director, or member of a committee
                  of the directors, of any not-for-profit organization, or engaging in other charitable or community activities; and

                           (ii) serving as a director of, or member of a
                  committee of the directors of, the corporations or organizations for which the Executive presently serves in such capacity, and such other corporations and organizations that the Board may from time to time approve in the future.

4.       COMPENSATION AND BENEFITS

                  (a) Base Compensation. During the Employment Term, the Company shall pay the Executive, in installments according to the Company's regular payroll practice, Base Salary at the annual rate of Five Hundred Fifty Thousand Dollars ($550,000) for the first (1st) Contract Year; and subject to increase for each subsequent Contract Year to an amount equal to the product of

                           (i) the Base Salary for the immediately preceding Contract Year; and

                           (ii) the ratio of the Consumer Price Index for the
                  last complete calendar month in such preceding Contract Year to the Consumer Price Index for the same month in the year preceding such preceding Contract Year;

                  provided, however, that in no event shall the Base Salary for any subsequent Contract Year be less than the Base Salary in the immediately preceding Contract Year.

                  (b) Annual Incentive Bonus. The Executive may receive an Annual Bonus for each calendar year during which he is employed hereunder, with the amount of


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each such Annual Bonus, if any, to be determined by, and to be in the sole discretion of, the Compensation Committee, as recommended by the Chief Executive Officer. The Executive's Annual Bonus awarded by the Compensation Committee with respect to each calendar year shall be paid at the same time as annual incentive bonuses with respect to that calendar year are paid to other senior executives of the Company generally, but in no event later than March 31 of the following calendar year.

                  (c) Stock Options. The Executive has been granted Options, as of April 9, 1999, to purchase 500,000 shares of Common Stock at an exercise price of $46.63. Such Options shall have the terms set forth in, and shall be subject to, the Option Agreement and the Option Plan; provided, however, that if the Option Plan is not approved by the stockholders of the Company at the first annual stockholders' meeting after the date of grant, stock options or other equity incentives shall be provided to the Executive on mutually satisfactory terms that are no less favorable than the provisions of the Option Agreement and the Option Plan.

                  (d) Vacation. During each complete twelve (12) month period of the Employment Term, the Executive shall be entitled to no fewer than four (4) weeks of paid vacation (unless, based on his length of service with the Company and his position with the Company, the Executive is entitled to a greater number of weeks of paid vacation under the Company's generally applicable vacation policy, as determined by the Compensation Committee).

                  (e) Employee Benefit Plans. During the Employment Term, the Executive shall be entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans and all group health, hospitalization and disability insurance plans and other employee welfare benefit plans in which other senior executives of the Company may participate, on terms and conditions no less favorable than those which apply to such other senior executives of the Company.

                  (f) Company Payment of Health Benefit Coverage. During the Employment Term, the Company shall pay the amount of premiums or other cost incurred for coverage of the Executive and his eligible spouse and dependent family members under the applicable Company health benefits arrangement (consistent with the terms of such arrangement).

                  (g) Life Insurance Policy. In addition to the insurance coverage contemplated by Section 4(e), during the Employment Term, the Company shall maintain in effect term life insurance coverage for the Executive with a death benefit consistent with the death benefits generally provided to other senior executives of the Company, subject to the Executive's insurability at standard rates and with the beneficiary or beneficiaries thereof designated by the Executive. Notwithstanding Section 9 of this Agreement, such life insurance policy or policies may be assigned to a trust for the benefit of any beneficiary designated by the Executive.


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                  (h)      Automobile; Other Benefits.

                           (i) During the Employment Term, the Executive shall
                  be entitled to receive a monthly automobile allowance equal to $1,200, which shall be paid monthly in accordance with the customary practices of the Company; and

                           (ii) During the Employment Term, the Company shall
                  reimburse the Executive for the reasonable membership dues for the Executive to belong to the athletic club and country club of the Executive's choosing. Such reimbursement shall be in accordance with the Company's expense reimbursement policy.

                  (i) Most Favored Benefits. If the Company shall provide employment related benefits (including, without limitation, benefits of the type referred to by clauses (a) through (h) of this Section 4) in an aggregate amount greater than or on more favorable terms and conditions (on an aggregate basis) as are granted to any other executive vice president of the Company, the Executive shall be provided such benefits in substantially comparable amount and/or under the substantially comparable terms and conditions, as applicable, on an aggregate basis.

5.       REIMBURSEMENT OF EXPENSES

                  In addition to the compensation provided for under Section 4 hereof, upon submission of proper vouchers, the Company will pay or reimburse the Executive for all normal and reasonable travel and entertainment expenses incurred by the Executive during the Employment Term in connection with the Executive's responsibilities to the Company.

6.       TERMINATION BENEFITS

                  (a) Upon the termination of the Executive's employment with the Company for any reason, the Company shall provide to the Executive (or, in the case of his death, his estate or other legal representative) (i) any Annual Bonus awarded but not yet paid with respect to the preceding calendar year; (ii) all benefits due him under the Company's benefits plans and policies for his services rendered to the Company prior to the date of such termination (according to the terms of such plans and policies); (iii) not later than ninety
(90) days after such termination, in a lump sum, all Base Salary earned through the date of such termination; and (iv) not later than ninety (90) days after such termination, in a lump sum, any Annual Bonus awarded by the Compensation Committee with respect to that portion of the calendar year prior to such termination.

                  (b) In the event that the Executive's employment hereunder is terminated by the Company without Cause or by the Executive for Good Reason (but not by reason of expiration or non-renewal of this Agreement), and subject to the last sentence of this subsection (b), the Company shall make a one-time cash payment to the Executive equal to two times the Executive's then current Base Salary. Such payment shall be made at the time of any such termination without Cause or within thirty (30) days


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of any such resignation for Good Reason. Such payment shall be in full satisfaction of all obligations of the Company to the Executive hereunder (other than those obligations set forth in Sections 4(c) and 6(a)) and shall be conditioned on the Executive's giving a general release of the Company and affiliates in the form used generally by the Company in the case of the termination of employment of senior executives.

                  (c) The Company may, by written notice to the Executive given no later than fifteen (15) days following his termination of employment, elect to require the Executive to observe the provisions of Section 7(b) hereof for a period of time not to extend beyond the fifth anniversary of the Effective Date (such period of time to be set forth in the Company's notice to the Executive and is referred to herein as the "Non-Solicitation Period"). In such event, the Company shall continue to pay the Executive his Base Salary as set forth in
Section 4(a) through the Non-Solicitation Period (net of any other severance payments made to the Executive pursuant to Section 6(b) hereof).

                  (d) In the event of any Termination of Employment, the Executive shall not be required to seek other employment to mitigate damages, and any income earned by the Executive from other employment or self-employment shall not be offset against any obligations of the Company to the Executive under this Agreement.

7.       PROTECTED INFORMATION; PROHIBITED SOLICITATION

                  (a) The Executive hereby recognizes and acknowledges that during the course of his employment by the Company, the Company will furnish, disclose or make available to the Executive confidential or proprietary information related to the Company's business, including, without limitation, customer lists, ideas and formatting and programming concepts and plans; that such confidential or proprietary information has been developed and will be developed through the Company's expenditure of substantial time and money; and that all such confidential information could be used by the Executive and others to compete with the Company. The Executive hereby agrees that all such confidential or proprietary information shall constitute trade secrets, and further agrees to use such confidential or proprietary information only for the purpose of carrying out his duties with the Company and not to disclose such information unless required to do so by subpoena or other legal process. No information otherwise in the public domain (other than by an act of the Executive in violation hereof) shall be considered confidential.

                  The Executive further agrees that all memoranda, notices, files, records and other documents concerning the business of the Company, made or compiled by the Executive during the period of his employment or made available to him, shall be the Company's property and shall be delivered to the Company upon its request therefor, and in any event upon the termination of the Executive's employment with the Company, provided, however, that the Executive shall be permitted to retain copies of personal correspondence generated or received by him during the Employment Term, subject to the use restrictions of this Section 7(a).


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                  (b) Should the Company make the election set forth in Section
6(c) hereof, the Executive hereby agrees that after any Termination of Employment, and through the Non-Solicitation Period, the Executive will not directly or indirectly induce any employee of any of the Protected Companies (as defined below) to terminate such employment or to become employed by any other person, firm, corporation or other entity that is directly or indirectly engaged in any of the radio, television, outdoor advertising, broadcasting or related business activities in which the Company and its subsidiaries or the Protected Companies have significant involvement (collectively, the "Competing Business Areas"), in each case at the effective time of such termination of employment.

                  (c) During the Employment Term and for a period of ninety days following his termination of employment (including, without limitation, termination by reason of expiration or non-renewal of this Agreement), the Executive agrees that he shall not be employed by or perform activities on behalf of, or have an ownership interest in, (i) any radio or television broadcasting station serving the same "Area of Dominant Influence" (as reported by Arbitron) as any of the radio or television broadcasting stations owned by the Company or its subsidiaries or affiliates, or the subsidiaries or affiliates of any of the Company's direct or indirect stockholders owning more than twenty percent (20%) of the Company (collectively, the "Protected Companies"), or (ii) any person, firm, corporation or other entity, or in connection with any business enterprise, that is directly or indirectly engaged in any Competing Business Area, in each case at the effective time of such Termination of Employment (other than beneficial ownership of up to five percent (5%) of the outstanding voting stock of a publicly traded company that owns such a competitor).

                  (d) The restrictions in this Section 7, to the extent applicable, shall survive the termination of this Agreement and shall be in addition to any restrictions imposed upon the Executive by statute or at common law.

                  (e) The parties hereby acknowledge that the restrictions in this Section 7 have been specifically negotiated and agreed to by the parties hereto and are limited only to those restrictions necessary to protect the Protected Companies from unfair competition. The parties hereby agree that if the scope or enforceability of any provision, paragraph or subparagraph of this
Section 7 is in any way disputed at any time, and should a court find that such restrictions are overly broad, the court may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances. Each provision, paragraph and subparagraph of this Section 7 is separable from every other provision, paragraph, and subparagraph and constitutes a separate and distinct covenant. The Executive acknowledges that the Protected Companies operate throughout the United States and that the effect of Section 7(c) may be to prevent him from working in the Competing Business Areas after his termination of employment hereunder.


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8.       INJUNCTIVE RELIEF

                  The Executive hereby expressly acknowledges that any breach or threatened breach by the Executive of any of the terms set forth in Section 7 of this Agreement may result in significant and continuing injury to the Company, the monetary value of which would be impossible to establish. Therefore, the Executive agrees that the Company shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction. The provisions of this Section 8 shall survive the Employment Term.

9.       PARTIES BENEFITED; ASSIGNMENTS

                  This Agreement shall be binding upon the Executive, his heirs and his personal representative or representatives, and upon the Company and Los Angeles and their respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Executive, other than by will or by the laws of descent and distribution.

10.      NOTICES

                  Any notice required or permitted by this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, addressed to the Board and the Company at its then principal office, or to the Executive at the address set forth in the preamble, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing for the purpose in a notice given to the other parties in accordance with this Section 10. Notices shall be deemed given when received.

11.      GOVERNING LAW

                  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to conflict of law principles.

12.      INDEMNIFICATION AND INSURANCE; LEGAL EXPENSES

                  The Company shall indemnify the Executive to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and shall advance to the Executive reasonable attorneys' fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses), and the Executive will be entitled to the protection of any insurance policies that the Company may elect to maintain generally for the benefit of its directors and officers ("Directors and Officers Insurance") against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries, or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement). The


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Company covenants to maintain during the Employment Term for the benefit of the
Executive (in his capacity as an officer and director of the Company) Directors and Officers Insurance providing benefits to the Executive no less favorable, taken as a whole, than the benefits provided to the other senior executives of the Company by the Directors and Officers Insurance maintained by the Company on the date hereof; provided, however, that the Board may elect to terminate Directors and Officers Insurance for all officers and directors, including the Executive, if the Board determines in good faith that such insurance is not available or is available only at unreasonable expense.

13.      REPRESENTATIONS AND WARRANTIES OF THE EXECUTIVE

                  The Executive represents and warrants to the Company that (a) the Executive is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of his duties hereunder or the other rights of Company hereunder, and (b) the Executive is under no physical or mental disability that would hinder the performance of his duties under this Agreement.

14.      DISPUTES

                  Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall, at the election and upon written demand of either the Executive or the Company, be finally determined and settled by arbitration in the city of the Company's headquarters in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The Company shall pay the costs and expenses of such arbitration and the fees of the Executive's counsel and experts unless the finder of fact determines that the Company is the prevailing party in such arbitration.

15.      FACILITY OF PAYMENT

                  All cash payments to be made by the Company to or on behalf of the Executive hereunder shall be an obligation of and made by Los Angeles.

16.      MISCELLANEOUS

                  The provisions of this Agreement shall survive the termination of the Executive's employment with the Company. This Agreement, the Option Agreement and the Indemnification Agreement contain the entire agreement of the parties relating to the subject matter hereof. This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or


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unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The compensation provided to the Executive pursuant to this Agreement shall be subject to any withholdings and deductions required by any applicable tax laws. Any amounts payable under this Agreement to the Executive after the death of the Executive shall be paid to the Executive's estate or legal representative. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

17.      GROSS-UP FOR CERTAIN TAXES

                  (a) In the event that any part of any payment or benefit received (including, without limitation, acceleration of vesting of stock options) pursuant to the terms of this Agreement or the Option Agreement (the "Contract Payments") or any part of any payment or benefit received or to be received by the Executive or for the Executive's benefit pursuant to any other plan, arrangement or agreement of the Company or any affiliate ("Other Payments" and, together with the Contract Payments, the "Payments") would be subject to the Excise Tax determined as provided below, the Company shall pay to the Executive, at the time specified in Section 17(b) below, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of the Excise Tax on the Payments and any federal, state and local income tax and the Excise Tax on the Gross-Up Payment, and any interest, penalties or additions to tax payable by the Executive with respect thereto, shall be equal to the total present value (using the applicable federal rate as defined in Section 1274(d) of the Code in such calculation) of the Payments at the time such Payments are to be made. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax, (1) the total amount of the Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of independent counsel selected by the Company and reasonably acceptable to the Executive ("Independent Counsel"), a Payment (in whole or in part) does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, or such "excess parachute payments" (in whole or in part) are not subject to the Excise Tax, (2) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code (after applying clause (1) hereof), and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by Independent Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of the Executive's residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income


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taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

                  (b) The Gross-Up Payments provided for in Section 17(a) hereof shall be made upon the earlier of (i) the payment to the Executive of any Payment or (ii) the imposition upon the Executive or payment by the Executive of any Excise Tax.

                  (c) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Independent Counsel that the Excise Tax is less than the amount taken into account under
Section 17(a) hereof, the Executive shall repay to the Company within thirty
(30) days of the Executive's receipt of notice of such final determination or opinion the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction) plus any interest received by the Executive on the amount of such repayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Independent Counsel that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within thirty (30) days of the Company's receipt of notice of such final determination or opinion.

                  (d) In the event of any change in, or further interpretation of, Sections 280G or 4999 of the Code and the regulations promulgated thereunder, the Executive shall be entitled, by written notice to the Company, to request an opinion of Independent Counsel regarding the application of such change or interpretation to any of the foregoing, and the Company shall use its best efforts to cause such opinion to be rendered as promptly as practicable. All fees and expenses of Independent Counsel incurred in connection with this agreement shall be borne by the Company.

                  IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

                                  CHANCELLOR MEDIA CORPORATION
                                  CHANCELLOR MEDIA CORPORATION
                                  OF LOS ANGELES



                                  By:  /s/ THOMAS O. HICKS
                                     ------------------------------------------
                                       Thomas O. Hicks
                                       Chairman and Chief Executive
                                       Officer


                                       /s/ D. GEOFFREY ARMSTRONG
                                     ------------------------------------------
                                       D. Geoffrey Armstrong